Exhibit 99.1

NEWS RELEASE

	Contacts:	Alan Krenek, Chief Financial Officer Basic Energy Services, Inc. 432-620-5510

FOR IMMEDIATE RELEASE

Jack Lascar/Sheila Stuewe DRG&L / 713-529-6600
BASIC ENERGY SERVICES REPORTS THIRD QUARTER 2011
RESULTS
Third quarter revenue up 17% and Adjusted EBITDA up 27% sequentially
Earnings per diluted share of $0.66, excluding special tax item
MIDLAND, Texas — October 20, 2011 — Basic Energy Services, Inc. (NYSE: BAS) (“Basic”) today announced its financial and operating results for the third quarter and nine months ended September 30, 2011.
THIRD QUARTER 2011 HIGHLIGHTS
Third quarter net income as reported was $26.6 million, or $0.64 per diluted share, compared to net income of $16.6 million last quarter and a net loss of $9.3 million in the third quarter of 2010. The current quarter results included a $631,000 tax adjustment related to the first quarter’s early extinguishment of its $225 million 11.625% Senior Secured Notes due 2014 (‘2014 Notes’). Basic’s effective tax rate for the next quarter will also be impacted because of the early extinguishment of the 2014 Notes. Excluding the impact related to this adjustment, third quarter operating net income was $27.2 million, or $0.66 per diluted share. This is compared to the second quarter’s operating net income of $18.5 million, or $0.45 per diluted share, which included a tax adjustment of $1.9 million related to the bond redemption.
Third quarter revenue rose 17% to $346.0 million from $296.9 million in the second quarter of 2011, and increased 75% from the $197.3 million reported in the third quarter of 2010.
Adjusted EBITDA for the third quarter rose to $98.8 million, or 29% of revenue, from $77.5 million, or 26% of revenue, in the second quarter of 2011, and $32.2 million, or 16% of revenue, in the comparable quarter of 2010. Adjusted EBITDA is defined as net income before interest, taxes, depreciation and amortization, loss on early extinguishment of debt, gain on bargain purchase, and the net gain or loss from the disposal of assets. EBITDA and Adjusted EBITDA, which are not measures determined in accordance with generally accepted accounting principles (“GAAP”), are defined and reconciled in note 2 under the accompanying financial tables.
Ken Huseman, Basic’s President and Chief Executive Officer, stated, “Strong demand across our business segments and the contribution of the acquisitions closed during the quarter produced a record level of revenue and EBITDA for the company in the third quarter. Favorable operating conditions during the quarter along with good cost control and modestly improved pricing resulted in an EBITDA margin of 29%, the highest EBITDA margin since the first quarter of 2008. Each segment generated sequential increases in revenue and operating margins to support the ninth sequential increase in both of those metrics at the company level.
“Completion and Remedial Services revenue grew by 29% sequentially as we integrated the Maverick assets acquired early in the quarter, the CryoGas assets acquired at the end of the quarter and we gained the full quarter benefit of the 25,000 hydraulic horsepower (‘hhp’) frac spread deployed early in the second quarter in the Permian Basin. The Maverick assets, which included 60,000 hhp of pumping capacity and seven mid-range coil tubing units in the Rocky Mountain market, contributed approximately $28 million in revenue. Segment margin of 46% increased 280 basis points sequentially. We expect margins in this segment to settle in the low to mid 40% range over the next several quarters as seasonal factors increase costs and moderate utilization particularly with our greater exposure to the Rocky Mountain market.
“Our Fluid Services segment revenue increased by 7% sequentially due to activity and the addition of 33 trucks acquired in the Lone Star Anchor Trucking acquisition closed in July. Segment margin of 37% was essentially flat sequentially and is tracking the historical range for this segment. We anticipate further growth in the fleet to offset seasonal reductions in activity over the winter quarters.
“Well servicing segment utilization improved to the highest level since the third quarter of 2008 with the average rate per hour up 3% sequentially. The segment margin of 31% declined 90 basis points from the prior quarter due to continued efforts to crew and activate stacked rigs in our Permian Basin market. While margins should remain above the 30% threshold, the third quarter will be difficult to replicate in the next several quarters as utilization is reduced by shorter workdays and winter weather in the northern sections of our footprint.
“Revenue in our contract drilling segment grew by 20% in the quarter with utilization growing to 87% from 79% and dayrates improving by 7% sequentially. The segment margin of 32% should see further improvement as contract pricing allows for costs to be passed on to customers in subsequent quarters.
“Those strong third quarter results further strengthened our liquidity position. At the end of the quarter, our cash balance was approximately $72 million. We had $205 million available under our revolving credit agreement and limited cash requirements for debt service.
“Our customers are currently pursuing aggressive drilling and production programs in our oil and liquid-rich markets and we continue to experience strong demand in most of our markets. Recent volatility in oil prices and to a lesser extent, the continued weak outlook for natural gas prices, may result in lower cash flows and somewhat lower than projected capital spending programs on the part of E&P companies in 2012. As a result, we have developed a more cautious attitude regarding the amount of new capital we plan to deploy on internal growth opportunities. We are continuing to fund sustaining capital projects to maintain our existing fleet but are not currently committing significant capital for expansion.
“Confirming the uncertainty regarding 2012 E&P spending, acquisition deal flow has picked up substantially recently with a wide variety of opportunities currently in the market. We are evaluating several of those prospects and have the capability to move on those with compelling value.”

2011 FIRST NINE MONTHS HIGHLIGHTS
For the nine-month period ended September 30, 2011, Basic reported net income of $24.7 million, or $0.59 per share. The reported results included the tax adjustment mentioned above, as well as a $28.3 million, or $0.70 per diluted share, after-tax ($49.4 million pre-tax) charge related to the early extinguishment of its 2014 Notes and the termination of its prior revolving credit facility. The 2011 results also include an after-tax gain of $1.5 million, or $0.04 per diluted share, related to the sale of an office complex. Excluding those items, Basic generated net income of $53.3 million, or $1.28 per diluted share.
For the nine-month period ended September 2010, Basic reported a net loss of $41.6 million, or $1.05 per share, which included a $1.8 million after-tax gain, or $.04 per share, on an acquisition’s bargain purchase price. Excluding that item, Basic generated a loss of $39.8 million, or $1.09 per share, during the first nine months of 2010.
Revenues increased 72% to $888.9 million for the first nine months of 2011 compared to $515.4 million during the comparable period of 2010. Adjusted EBITDA for the first nine months of 2011 was $235.1 million, or 26% of revenue, compared to $71.0 million, or 14% of revenue, for the comparable period in 2010 (which excludes 2011’s early extinguishment of debt charges and last year’s gain on bargain purchase price).
Business Segment Results
Completion and Remedial Services
Completion and remedial services revenue increased 29% to $157.1 million in the third quarter of 2011 from $121.8 million in the prior quarter. In the third quarter of 2010, this segment generated $73.7 million in revenue. The increase in revenue was mainly due to the contribution from the Maverick acquisition, which was completed on July 8, 2011, as well as horsepower additions throughout our existing footprint. Segment profit in the third quarter of 2011 rose to $72.7 million compared to $53.0 million in the prior quarter. Segment margin was 46% in the 2011 third quarter, up from 44% in the previous quarter. During the third quarter of 2010, segment profit was $30.5 million, or 41% of revenue. As of September 30, 2011, Basic had approximately 269,000 hhp, up from 176,000 hhp at June 30, 2011 and 142,000 hhp at September 30, 2010.
Fluid Services
Fluid services revenue in the third quarter of 2011 increased by 7% to $87.4 million compared to $81.4 million in the prior quarter. During the third quarter of 2010, this segment produced $63.5 million in revenue. The weighted average number of fluid services trucks rose 4% to 869 during the third quarter of 2011, increasing by 32 trucks from the weighted average truck count of 837 during the second quarter of 2011. The weighted average number of fluid services trucks was 789 during the third quarter of 2010. The average revenue per fluid service truck was $101,000 in the third quarter of 2011, up 4% from $97,000 in the prior quarter and 25% compared to

$80,000 in the same period in 2010. The sequential increase in revenue was primarily due to the expansion of our truck and frac tank fleets, as well as improved pricing.
Segment profit in the third quarter of 2011 was $32.7 million, or 37% of revenue, compared to $29.7 million, or 37% of revenue, in the prior quarter and $15.7 million, or 25% of revenue, in the same period in 2010.
Well Servicing
Well servicing revenue rose 7% to $89.7 million during the third quarter of 2011 compared to $83.9 million in the prior quarter. In the third quarter of 2010, revenues were $54.5 million. Revenue from the Taylor Rig manufacturing operations, which was acquired in May 2010, was $4.0 million in the third quarter of 2011 compared to $6.5 million in the second quarter of 2011. At September 30, 2011, the well servicing rig count was 417, increasing five rigs from the previous quarter end. The weighted average number of well servicing rigs was 415 during the second quarter of 2011, up 1% from 412 during the prior quarter and rising 3% from 404 during the third quarter of 2010.
Well servicing rig utilization increased to 75% in the third quarter of 2011, up from 70% in the prior quarter due to favorable weather conditions and stronger oil prices, which continued to drive activity in oil-oriented markets. Last year in the comparable quarter, the rig utilization rate was 55%. Excluding revenues associated with the rig manufacturing operations, revenue per well servicing rig hour rose 3% sequentially to $386 in the third quarter of 2011 from $376 in previous quarter, and was up 21% compared to the $319 reported in the third quarter of 2010.
Well servicing segment profit in the third quarter of 2011 was $27.5 million compared to $26.5 million in the prior quarter and $11.4 million in the same period in 2010. Segment profit margins declined slightly to 31% in the third quarter of 2011, from 32% in the previous quarter. In the comparable quarter last year, segment margins were 21%. In the third quarter of 2011, segment profit margins were down compared to the previous quarter as gains in utilization and pricing were offset by higher labor costs.
Contract Drilling
Contract drilling revenue increased 20% sequentially to $11.7 million during the third quarter of 2011 compared to $9.8 million in the second quarter. During the third quarter of 2010, this segment produced $5.5 million in revenue. Basic operated ten drilling rigs during the third quarter of 2011, the same as during the previous quarter and up from six rigs in the same period in 2010. During the third quarter of 2011, Basic benefited from the deployment of four drilling rigs purchased in late March. Revenue per drilling day in the third quarter was $14,600, up from $13,700 in the previous quarter and $10,600 in the second quarter of 2010.
Rig operating days during the third quarter of 2011 rose 12% to 802 compared to 714 in the prior quarter. The increase in drilling days was due to the ten rigs being deployed for the full quarter. Rig operating days were 523 in the comparable period in 2010. Segment profit in the third quarter of 2011 was $3.7 million, up from $2.4 million in the prior quarter and $1.4 million in the third quarter of 2010. Segment profit increased sequentially as the second quarter’s results impacted by the manning, activating and deploying of the four drilling rigs during the second quarter. In the third quarter of 2011, this segment benefited from improved pricing and utilization.

G&A Expense
G&A expense in the third quarter of 2011 was $38.0 million, or 11% of total revenue, compared to $34.1 million, or 11% of total revenue, in the second quarter of 2011. The sequential increase in G&A expense was primarily due to the four acquisitions that were completed since the beginning of the second quarter, especially the Maverick Companies. In addition, increased incentive compensation, transaction costs related to acquisitions and transaction costs from the secondary offering in July also contributed to the sequential increase in G&A expense. During the third quarter of 2010, G&A expense was $27.0 million, or 14% of total revenue.
Depreciation and Amortization Expense
Depreciation and amortization expense in the third quarter of 2011 was $41.3 million compared to $34.8 million in the second quarter of 2011. The sequential increase was mainly due to the depreciation for the four acquisitions completed during the third quarter as well as amortization on the other intangible assets associated with the acquisitions.
Cash and Total Liquidity
Basic had a cash balance of $71.6 million at September 30, 2011, down from $220.9 million at June 30, 2011. During the third quarter, Basic paid $216 million for acquisitions closed in the third quarter, paid off the outstanding amount under the revolver of $22.0 million and received $80.1 million of income tax refunds.
Total liquidity was $277.1 million at the end of the third quarter of 2011, which includes $205.5 million in availability under Basic’s $225 million credit facility.
Capital Expenditures
During the first nine months of 2011, our capital expenditures, including capital leases of $39 million, were approximately $206 million, comprised of $118 million for expansion projects, $77 million for sustaining and replacement projects and $11 million for other projects. Expansion capital spending included $47 million for the completion and remedial services segment, $36 million for the fluid services segment, $29 million for the contract drilling segment, and $6 million for the well servicing segment. Other capital expenditures were mainly for facilities and IT infrastructure.
Conference Call
Basic will host a conference call to discuss its third quarter 2011 results on Friday, October 21, 2011, at 9:00 a.m. Eastern Time (8:00 a.m. Central). To access the call, please dial (480) 629-9771 and ask for the “Basic Energy Services” call at least 10 minutes prior to the start time. The conference call will also be broadcast live via the Internet and can be accessed through the investor relations section of Basic’s corporate website, http://www.basicenergyservices.com.

A telephonic replay of the conference call will be available until November 4, 2011 and may be accessed by calling (303) 590-3030 and using the pass code 4473669#. A webcast archive will be available at www.basicenergyservices.com shortly after the call and will be accessible for approximately 30 days. For more information, please contact Donna Washburn at DRG&L at (713) 529-6600 or email at dmw@drg-l.com.
About Basic Energy Services
Basic Energy Services provides well site services essential to maintaining production from the oil and gas wells within its operating area. The company employs more than 5,500 employees in more than 100 service points throughout the major oil and gas producing regions in Texas, Louisiana, Oklahoma, New Mexico, Arkansas, Kansas, and the Rocky Mountain and Appalachian regions.
Additional information on Basic Energy Services is available on the Company’s website at http://basicenergyservices.com.
Safe Harbor Statement
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including (i) changes in demand for Basic’s services and any related material impact on its pricing and utilizations rates, (ii) Basic’s ability to execute, manage and integrate acquisitions successfully, (iii) changes in Basic’s expenses, including labor or fuel costs and financing costs, and (iv) regulatory changes. Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of Basic’s Form 10-K for the year ended December 31, 2010 and subsequent Form 10-Qs filed with the SEC. While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that anticipated results will be achieved. Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise.
-Tables to Follow-

Basic Energy Services, Inc.
Consolidated Statements of Operations, Comprehensive Income and Other Financial Data
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Income Statement Data:
Revenues:
Completion and remedial services	$157,121	$73,725	$376,435	$180,492
Fluid services	87,444	63,451	241,204	174,399
Well servicing	89,710	54,538	242,738	145,863
Contract drilling	11,712	5,547	28,519	14,605

Total revenues	345,987	197,261	888,896	515,359

Expenses:
Completion and remedial services	84,470	43,180	208,230	110,563
Fluid services	54,731	47,790	154,647	132,155
Well servicing	62,167	43,112	168,016	111,946
Contract drilling	7,972	4,128	19,850	11,123
General and administrative (1)	38,049	27,020	103,528	78,917
Depreciation and amortization	41,348	33,971	109,112	101,319
Loss (gain) on disposal of assets	65	560	(698)	1,734

Total expenses	288,802	199,761	762,685	547,757

Operating income (loss)	57,185	(2,500)	126,211	(32,398)

Other income (expense):
Interest expense	(15,397)	(11,858)	(38,581)	(35,300)
Interest income	1,538	12	1,566	62
Loss on early extinguishment of debt	—	—	(49,366)	—
Gain on bargain purchase	—	—	—	1,772
Other income	183	178	442	370

Income (loss) from continuing operations before income taxes	43,509	(14,168)	40,272	(65,494)
Income tax benefit (expense)	(16,914)	4,836	(15,620)	23,899

Net Income (loss)	$26,595	$(9,332)	$24,652	$(41,595)

Earnings (loss) per share of common stock:
Basic	$0.66	$(0.23)	$0.61	$(1.05)

Diluted	$0.64	$(0.23)	$0.59	$(1.05)

Other Financial Data:
EBITDA (2)	$98,716	$31,649	$186,399	$71,063
Adjusted EBITDA (2)	98,781	32,209	235,067	71,025
Capital expenditures:
Acquisitions, net of cash acquired	215,938	—	215,948	10,312
Property and equipment	52,241	18,048	167,114	43,603

	As of
	September 30,	September 30,
	2011	2010
	(unaudited)	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$71,612	$78,626
Restricted cash	—	14,123
Net property and equipment	834,185	624,221
Total assets	1,396,401	1,017,658
Total long-term debt	742,054	471,241
Total stockholders’ equity	339,958	301,968

	Three months		Nine months
	Ended September 30,		Ended September 30,
	2011	2010	2011	2010
Segment Data:

Completion and Remedial Services
Segment profits as a percent of revenue	46.2%	41.4%	44.7%	38.7%

Fluid Services
Weighted average number of fluid services trucks	869	789	842	792
Truck hours (000’s)	563.9	475.2	1,584.3	1,375.5
Revenue per fluid services truck (000’s)	$101	$80	$286	$220
Segment profits per fluid services truck (000’s)	$38	$20	$103	$53
Segment profits as a percent of revenue	37.4%	24.7%	35.9%	24.2%

Well Servicing
Weighted average number of rigs	415	407	413	407
Rig hours (000’s)	222.1	159.4	612.5	449.0
Rig utilization rate	74.8%	54.8%	69.1%	51.4%
Revenue per rig hour, excluding manufacturing	$386	$319	$374	$314
Well servicing rig profit per rig hour	$117	$74	$115	$77
Segment profits as a percent of revenue	30.7%	21.0%	30.8%	23.3%

Contract Drilling
Weighted average number of rigs	10	6	9	6
Rig operating days	802	523	2,038	1,470
Revenue per day	$14,600	$10,600	$14,000	$9,900
Drilling rig profit per day	$4,700	$2,700	$4,300	$2,400
Segment profits as a percent of revenue	31.9%	25.6%	30.4%	23.8%

(1)	Includes approximately $2,162,000 and $1,461,000 of non-cash compensation expense for the three months ended September 30, 2011 and 2010, respectively. For the nine months ended September 30, 2011 and 2010, it includes approximately $5,920,000 and $4,050,000 of non-cash expenses, respectively.

(2)	This earnings release contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation and amortization, or “EBITDA.” This earnings release also contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation, amortization, loss on early extinguishment of debt, gain on bargain purchase, and the gain or loss on disposal of assets, or “Adjusted EBITDA.” EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, Basic believes EBITDA and Adjusted EBITDA are useful supplemental financial measures used by its management and directors and by external users of its financial statements, such as investors, to assess:
•	The financial performance of its assets without regard to financing methods, capital structure or historical cost basis;
•	The ability of its assets to generate cash sufficient to pay interest on its indebtedness; and
•	Its operating performance and return on invested capital as compared to those of other companies in the well servicing industry, without regard to financing methods and capital structure.
EBITDA and Adjusted EBITDA each have limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Limitations to using EBITDA as an analytical tool include:
•	EBITDA does not reflect its current or future requirements for capital expenditures or capital commitments;
•	EBITDA does not reflect changes in, or cash requirements necessary to service interest or principal payments on, its debt;
•	EBITDA does not reflect income taxes;
•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and
•	Other companies in our industry may calculate EBITDA differently than Basic does, limiting its usefulness as a comparative measure.
In addition to each of the limitations with respect to EBITDA noted above, the limitations to using Adjusted EBITDA as an analytical tool include:
•	Adjusted EBITDA does not reflect our gain or loss on disposal of assets;
•	Adjusted EBITDA does not reflect our gain on bargain purchase;
•	Adjusted EBITDA does not reflect our loss on early extinguishment of debt; and
•	Other companies in our industry may calculate Adjusted EBITDA differently than Basic does, limiting its usefulness as a comparative measure.
The following table presents a reconciliation of net income to EBITDA, which is the most comparable GAAP performance measure, for each of the periods indicated:

	Three months		Nine months
	Ended September 30,		Ended September 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Reconciliation of Net Income (Loss) to EBITDA:
Net income (loss)	$26,595	$(9,332)	$24,652	$(41,595)
Income taxes	16,914	(4,836)	15,620	(23,899)
Net interest expense	13,859	11,846	37,015	35,238
Depreciation and amortization	41,348	33,971	109,112	101,319

EBITDA	$98,716	$31,649	$186,399	$71,063

The following table presents a reconciliation of net income to “Adjusted EBITDA,” which means our EBITDA excluding the loss on early extinguishment of debt, gain on bargain purchase, and gain or loss on disposal of assets:

	Three months		Nine months
	Ended September 30,		Ended September 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$26,595	$(9,332)	$24,652	$(41,595)
Loss on early extinguishment of debt	—	—	49,366	—
Income taxes	16,914	(4,836)	15,620	(23,899)
Net interest expense	13,859	11,846	37,015	35,238
(Gain) loss on disposal of assets	65	560	(698)	1,734
Gain on bargain purchase price	—	—	—	(1,772)
Depreciation and amortization	41,348	33,971	109,112	101,319

Adjusted EBITDA	$98,781	$32,209	$235,067	$71,025

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